Exhibit 99.2

NEWS	FOR IMMEDIATE RELEASE

THE FIRST AMERICAN CORPORATION ANNOUNCES APPOINTMENT OF

FIVE DIRECTORS RECOMMENDED BY HIGHFIELDS CAPITAL MANAGEMENT

SANTA ANA, Calif., April 14, 2008 – The First American Corporation (NYSE: FAF), America’s largest provider of business information, today announced that it has elected to its board of directors five individuals recommended by Highfields Capital Management LP, the company’s largest unaffiliated shareholder.

“We welcome these new directors and look forward to capitalizing on the breadth of experience they will bring both to First American and to the boards of our financial services and information solutions companies after the separation is complete,” remarked Parker S. Kennedy, chairman and chief executive officer of First American. “We also look forward to continuing to work with our entire board and with Highfields—which has demonstrated confidence in First American through its meaningful investment—in pursuit of the many business opportunities before us.” The new directors include:

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Glenn C. Christenson, formerly executive vice president and chief financial officer of Station Casinos, Inc., the largest provider of gaming and entertainment to Las Vegas residents, where he was the chief financial officer from 1989 to 2007 and a director from 1993 to 2007. Christenson is currently a private investor and a director of Sierra Pacific Resources.

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Patrick F. Stone, formerly the chief executive officer of Fidelity National Information Services and the president and chief operating officer of Fidelity National Financial, Inc., both of which are competitors of First American. Stone is currently the chairman of The Stone Group, which specializes in commercial leasing, real estate investment and development.

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Christopher V. Greetham, former executive vice president and chief investment officer of XL Capital, a leading provider of global insurance and reinsurance coverage to industrial, commercial and professional service firms, among others. Greetham currently serves as a director of Axis Capital.

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Thomas C. O’Brien, chief executive officer since 2001 of Insurance Auto Auctions Inc., where he has led the successful integration of businesses specializing in providing total-loss vehicle services to insurance companies, car rental companies and other vehicle providers.

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Bruce Bennett, founding partner in the Los Angeles, Calif., law firm of Hennigan, Bennett & Dorman LLP, where he specializes in complex corporate real estate, insurance, retail, telecommunications, banking and technology transactions.

“We believe First American can leverage its leading position in all of its businesses and drive stronger performance and profitability,” said Jonathon S. Jacobson, senior managing director of Highfields. “Each of these new, high-caliber directors brings extensive expertise, operational discipline and a successful track record that will be invaluable to the management team as they pursue the company’s strategic plans.”

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First American Announces Appointment of Five Directors…

“First American has world-class assets and the potential for significant, ongoing growth,” added Richard L. Grubman, senior managing director of Highfields. “We look forward to continuing to work with the company as it benefits from the contributions of its new directors and capitalizes on the opportunities that lie ahead to enhance value for all shareholders.”

The First American board of directors has also elected Christenson and Stone to a special ad hoc committee that has been charged with overseeing the company’s cost-cutting and operational-improvement efforts. D. Van Skilling, the company’s lead director, serves as chairman of this committee and Stone will be vice chairman. In addition, Christenson has been appointed to the company’s audit committee, and at least two of the new directors have been appointed to each of the company’s other committees.

The new directors join the board pursuant to an agreement entered into between First American and Highfields, which owns approximately 10 percent of the company’s shares.

Two of First American’s directors have volunteered their resignations from the board. With these resignations and the appointment of the five directors announced today, First American’s board now has a total of 17 members.

Further information, including additional detail about the agreement entered into with Highfields, is available in the Form 8-K filed by the company today with the Securities and Exchange Commission.

About First American

The First American Corporation (NYSE: FAF) is a FORTUNE 500® company that traces its history to 1889. With revenues of approximately $8.2 billion in 2007, it is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty Insurance, Mortgage Information, Property Information and First Advantage. More information about the company and an archive of its press releases can be found at www.firstam.com.

About Highfields Capital Management

Based in Boston, MA, Highfields Capital is a value-oriented investment firm which principally makes long-term investments in public and private companies around the globe. It currently manages over $11 billion of capital on behalf of college and university endowments, charitable foundations and other philanthropic organizations, high net worth families and individual investors. Highfields invests in a wide variety of industries, securities and financial markets. For further information, please visit www.highfieldscapital.com.

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First American Announces Appointment of Five Directors…

The First American Corporation Media Contact: Jo Etta Bandy Corporate Communications (714) 250-3298 • jbandy@firstam.com	The First American Corporation Investor Contact Mark Seaton Investor Relations (714) 250-4264 • mseaton@firstam.com

Highfields Capital Management Andrea Calise / Molly Morse Kekst and Company (212) 521-4825 / (212) 521-4826 andrea-calise@kekst.com / molly-morse@kekst.com

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